Report of Independent Accountants

To the Board of Trustees and Management of the SSgA Funds:

We have examined management's assertion, included in the accompanying
Management
Statement Regarding Compliance with the Application for, and the Order of, Exemption granted by the Securities and Exchange Commission dated October 11,
2001
("Management Statement"). The Management Statement asserts that as of
August 31,
2001 and for the year then ended, the SSgA Funds (for purposes of this report comprised of the Money Market Fund, Small Cap Fund, S&P 500 Index Fund, Yield Plus Fund,
Disciplined Equity Fund, Intermediate Fund, Growth and Income Fund,
Emerging
Markets Fund, Bond Market Fund, International Stock Selection Fund,
Tuckerman
Active REIT Fund, International Growth Opportunities Fund, High Yield
Bond Fund,
Special Equity Fund, Aggressive Equity Fund, IAM Shares Fund, Intermediate Municipal
Bond Fund and Life Solutions Funds: Income and Growth Fund, Balanced
Fund and
Growth Fund) (hereinafter referred to collectively as the "Fund") have established and maintained procedures reasonably designed to achieve compliance with the conditions set forth in the Application, filed July 22, 1999 by the Fund, as amended on December 16,
1999 (File No. 812-11702), and the Order by the Securities and Exchange Commission on December 17, 1999 (Rel. IC - 24208) (the "Order") except for the Interfund loan from the SSgA Money Market Fund to the SSgA Intermediate Municipal Bond Fund on
August 20, 2001 which did not comply with the collateral requirements as set forth in the
Order. Management is responsible for the Fund's compliance with those requirements.
Our responsibility is to express an opinion on management's assertion about the Fund's procedures to achieve compliance with the conditions of the Order based on our examination.

Our examination was made in accordance with attestation standards established by the
American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Fund's procedures to achieve compliance with the
Order and performing such other procedures as we considered necessary in the circumstances. Our examination procedures included an assessment of the establishment and maintenance of procedures reasonably designed to achieve the following objectives set forth in the Order (all capitalized terms as defined in the Order):

a) the Interfund Rate on all Interfund Loans is higher than the Repo Rate but lower than the Bank Loan Rate,
b) all Interfund Loans comply with the collateral requirements as set forth in the Order,
c) all Interfund Loans comply with the percentage limitations on Interfund borrowing and lending,
d) Interfund borrowing and lending demand is allocated in an equitable manner and in accordance with procedures established by the Fund's Board of Trustees, and
e) the interest rate on any Interfund Loan does not exceed the interest rate on any third party borrowings of a borrowing Fund at the time of the Interfund Loan.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements of the Order.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control over the Interfund
Lending Program to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the control activities may deteriorate.

In our opinion, management's assertion that the Fund has established and maintained procedures reasonably designed to achieve compliance with the Order as of August 31,
2001 and for the year then ended, except for the matter referred to above, is fairly stated, in all material respects, based upon the criteria set forth in the Order and the accompanying Management Statement.

This report is intended solely for the information and use of the Board of Trustees and management of the Fund, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
October 11, 2001